Exhibit (h)(25)

EXPENSE REIMBURSEMENT AGREEMENT

EXPENSE REIMBURSEMENT AGREEMENT, by and between Ivy Investment Management Company (“IICO”), Ivy Funds Distributor, Inc. (“IFDI”) and Waddell & Reed Services Company (“WRSCO”) and Ivy Funds (the “Trust”) on behalf of each series of the Trust set forth below (each a “Fund” and, collectively, the “Funds”).

WHEREAS, Ivy Funds, a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-ended management investment company of the series type, and each Fund is a series of Ivy Funds; and

WHEREAS, Ivy Funds, IICO, IFDI and/or WRSCO have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which each Fund may normally be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	Reimbursement of Expenses.

1.1	Applicable Reimbursement Level and Term of Reimbursement. For the period from August 1, 2012 through July 31, 2013, IICO, IFDI and/or WRSCO agrees to reimburse sufficient management fees, 12b-1 and/or shareholder servicing fees to cap the ordinary operating expenses for the Class of shares of each Fund set forth below at the level in the following table (the “Reimbursement Amount”):

Fund	Class A	Class E	Class I
Ivy Asset Strategy Fund	n/a	1.00%	n/a
Ivy Asset Strategy New Opportunities Fund	1.50%	1.50%	1.25%
Ivy Bond Fund	n/a	1.14%	0.84%
Ivy Core Equity Fund	n/a	1.35%	n/a
Ivy Cundill Global Value Fund	1.90%	1.59%	n/a
Ivy Dividend Opportunities Fund	n/a	1.37%	n/a
Ivy Energy Fund	1.60%	n/a	n/a
Ivy Global Income Allocation Fund	n/a	1.33%	n/a
Ivy Global Natural Resources Fund	n/a	1.27%	n/a
Ivy High Income Fund	n/a	1.36%	n/a
Ivy International Core Equity Fund	n/a	1.53%	n/a
Ivy Limited-Term Bond Fund	n/a	1.00%	n/a
Ivy Mid Cap Growth Fund	n/a	1.60%	n/a
Ivy Municipal High Income Fund	0.95%	n/a	0.70%
Ivy Real Estate Securities Fund	n/a	1.67%	n/a
Ivy Science and Technology Fund	n/a	1.43%	n/a
Ivy Small Cap Growth Fund	n/a	1.56%	n/a
Ivy Value Fund	1.55%	n/a	n/a

1.2	Payment of Reimbursement Amount. To effect the expense reimbursement provided for in this Agreement, the Fund may offset the appropriate Reimbursement Amount against the 12b-1 and/or shareholder servicing fees payable under the 12b-1 Plan and/or the Shareholder Servicing Agreement. Alternatively, the Reimbursement Amount shall be paid monthly by IFDI and/or WRSCO within the first 10 days of each calendar quarter.

2.	Termination and Effectiveness of Agreement.

2.1	Termination. This Agreement shall terminate upon termination of the Fund’s Investment Management Agreement, 12b-1 Plan and/or the Shareholder Servicing Agreement or on July 31, 2013, whichever comes first.

2.2	Effectiveness. This Agreement shall be effective August 1, 2012.

3.	Miscellaneous.

3.1	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

3.2	Interpretation. Nothing contained herein shall be deemed to require Ivy Funds or the Fund to take any action contrary to the Ivy Funds Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of Ivy Funds of its responsibility for and control of the conduct of the affairs of Ivy Funds or the Fund.

3.3	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the management fees, 12b-1 Plan and/or shareholder servicing fees, the computations of net asset values, and the allocation of expenses, having a counterpart or otherwise derived from the terms and provisions of the Investment Management Agreement, the 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Investment Management Agreement, the 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of May 22, 2012.

IVY FUNDS

By:	/s/ Mara Herrington
Mara D. Herrington, Vice President

IVY INVESTMENT MANAGEMENT COMPANY

By:	/s/ Henry J. Herrmann
Henry J. Herrmann, President

IVY FUNDS DISTRIBUTOR, INC.

By:	/s/ Thomas W. Butch
Thomas W. Butch, President

WADDELL & REED SERVICES COMPANY

By:	/s/ Michael D. Strohm
Michael D. Strohm, President